Exhibit 99.1

Beam Global Reports First Quarter 2026 Operating Results

SAN DIEGO, CA – May 15, 2026 – Beam Global, (Nasdaq: BEEM), (the “Company”), a leading provider of innovative and sustainable infrastructure solutions for transportation, energy security and smart city infrastructure, today announced its first quarter operating results for the period ended March 31, 2026.

Q1 2026 and Recent Company Highlights:

Financial:

●	Q2 2026 revenue through May 15, 2026 has already surpassed total Q1 2026 revenue.
●	$9.0 million backlog as of March 31, 2026 increasing from $6.0 million at December 31, 2025.
●	No Debt, $100 million unused line of credit.

Operational:

●	First EV ARC™ order and deployment in Abu Dhabi for public EV charging
●	Product portfolio featured at Make it in the Emirates 2026 in Abu Dhabi, UAE
●	Launched patented autonomous wireless charging system for autonomous vehicles.
●	Selected to supply patented battery systems for drones supporting life-saving aerial operations globally, expanding the Company’s presence in the unmanned systems (drone) market.
●	Deployed EV ARC™ off-grid solar EV charging systems in Barcelona and Madrid, further expanding the Company’s European footprint.
●	Secured the largest residential EV ARC™ order to date, at a residential development in New York.
●

Beam Europe achieved a record $1.7 million in smart city infrastructure product orders within a single week across Romania, Croatia, Montenegro, Serbia and Italy, approximately doubling the strongest weekly order volume achieved in 2025.

●	Continued leverage of Federal GSA and Sourcewell procurement channels through deployments with municipal, government and commercial customers.
●	Strengthened intellectual property portfolio with patents including a U.S. patent for an integrated wind and solar power generation system and a European patent for smart battery thermal management.

“While first quarter revenues were impacted largely by order timing and also as a result of a typically slow period in our European operations and, we believe, the war in the Middle East, our backlog grew 50% in the quarter to $9 million and we believe that the first half of ’26 will demonstrate that our diversification strategy is working.” said Desmond Wheatley, CEO of Beam Global. “Setting up for first-half backlog and revenue growth, we made our first public EV charging infrastructure sale in Abu Dhabi; our European operations posted a couple of record weekly order volumes; we launched patented autonomous wireless vehicle charging at a time when global autonomous vehicle use is growing at record rates; we won more drone battery contracts; we expanded our product footprint in Europe, and perhaps most tellingly, our Q2 revenue to date is already greater than our full first quarter results. We continue to diversify our revenue opportunities with geographic expansion and new products addressing drones, energy security, smart cities infrastructure and even top-secret weapons systems. While EV charging infrastructure, which is only one piece of our diverse product portfolio and revenue mix, is slower in the US, we are seeing increasing demand globally and we believe that the federal government will return to EV infrastructure investment as the global automotive industry electrifies, regardless of short-term U.S. policy. Beam Global’s rapidly deployable, off-grid solutions will only become more relevant as urgency for infrastructure increases. We continue to be financially disciplined, being debt free, keeping our operating costs in order, improving our unit economics and creating significant geographic and portfolio expansion without significant capital expenditures.”

Q1 2026 Financial Summary

Revenues

Revenues for the three months ended March 31, 2026 were $3.1 million, a decrease of $3.2 million, or 51%, compared to $6.3 million for the three months ended March 31, 2025. The decline is principally attributable to order timing with the delivery of two large orders moving out of the quarter, a seasonally slow quarter at Beam Global’s European operations, and the continued lack of federal government EV infrastructure spending during the period. International customers comprised 51% of revenues in Q1 2026 versus 25% in Q1 2025, and revenues from non-government commercial entities increased 48% year-over-year to represent 78% of total revenues. Historically, the first quarter represents the Company's seasonally lowest revenue period. As of March 31, 2026, backlog increased to $9.0 million from $6.0 million at December 31, 2025, and Q2 2026 revenue through the date of this release has already exceeded total Q1 2026 revenue.

Gross Profit

The Company reported a gross loss of $0.4 million, a negative gross margin of 13.3%, for the three months ended March 31, 2026, compared to gross profit of $0.5 million, or a positive gross margin of 7.9%, for the same period in 2025. The decline reflects the higher impact of fixed overhead allocations levered against lower product volume and is not indicative of a deterioration in underlying unit economics. Gross loss for Q1 2026 included $0.7 million of non-cash depreciation and intangible amortization recognized in cost of revenues, comprising $0.5 million of depreciation and $0.2 million of intangible amortization; excluding these items, the adjusted Non-GAAP gross margin was 9.4%. Non-GAAP consolidated product gross margin is currently greater than 30%. Gross results for Q1 2025 included $0.8 million of similar non-cash items; excluding those, the adjusted Non-GAAP gross margin for Q1 2025 was 20.6%.

The Company believes its margins will improve as sales volumes return, reducing the impact of fixed overhead allocations on each unit sale, and as ongoing cost reduction initiatives continue to take effect.

Operating Expenses

Operating expenses were $6.3 million for the three months ended March 31, 2026, compared to $16.0 million for the same period in 2025. The prior period included a non-cash goodwill impairment charge of $10.8 million. Excluding the prior period impairment, operating expenses increased approximately $1.0 million year-over-year, primarily due to a $1.8 million provision for credit losses related to a Single Customer Balance Reserved in accordance with the Company's Policy. Offsetting this increase were reductions in compensation, facilities, and other general and administrative expenses.

Net Loss

The Company reported a net loss of $6.9 million, or $(0.33) per share, for the three months ended March 31, 2026, compared to a net loss of $15.5 million, or $(1.04) per share, for the three months ended March 31, 2025. The Q1 2026 net loss includes $3.5 million of non-cash charges, comprising the $1.8 million provision for credit losses discussed above, $0.9 million of depreciation and amortization, $0.5 million of stock-based compensation, and $0.3 million of operating lease right-of-use asset amortization. Excluding these non-cash items, the Non-GAAP net loss was $3.7 million for Q1 2026 compared to $3.0 million for Q1 2025.

Management believes the relative consistency of the Non-GAAP net loss across both periods, despite a 51% decline in revenue, is a result of the Company’s continued cost reduction initiatives, disciplined cost structure and the largely fixed nature of its non-cash charges and is indicative of meaningful operating leverage as revenue recovers.

Working Capital and Liquidity

Working capital decreased $2.7 million to $6.2 million at March 31, 2026, from $8.9 million at December 31, 2025. The Company notes that $1.8 million of this decrease is attributable to the non-cash provision for credit losses described above; excluding this item, Non-GAAP working capital decreased by approximately $0.9 million, reflecting the underlying operational changes during the period. The Company has no debt of significance and maintains an unused $100 million line of credit. Beam Global remains well-positioned to fund its operations and strategic growth initiatives through a combination of improving gross profit contributions and available financing capacity.

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with GAAP, Beam Global presents certain non-GAAP financial measures, in this press release. These measures exclude non-cash items including provisions for credit losses, stock-based compensation, depreciation and amortization, warrant amortization, and impairment of goodwill. We use Non-GAAP measures in conjunction with GAAP measures as part of our overall assessment of our performance to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We believe Non-GAAP measures are also helpful to investors, analysts and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. Non-GAAP Net Loss has limitations as an analytical tool. Therefore, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider Non-GAAP Net Loss alongside other financial performance measures, including Net Loss attributable to other GAAP measures. In evaluating Non-GAAP Net Loss you should be aware that in the future we may incur expenses that are the same as, or similar to, some of the adjustments reflected in this press release. Our presentation of Non-GAAP Net Loss should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculations of Non-GAAP Net Loss. Non-GAAP Net Loss is not presented in accordance with GAAP and the use of these terms varies from others in our industry. A reconciliation of this non-GAAP measure has been provided in the financial statement tables included within this press release, and investors are encouraged to review this reconciliation.

Conference Call May 15, 2026 at 4:30 p.m. ET

Beam Global will host a conference call on Friday, May 15 2026 at 4:30 p.m. ET to review results and provide a corporate update, followed by a Q&A session.

Registration: https://dpregister.com/sreg/10209318/1040b2c9ec4

Toll-Free Dial-In Number: 1-844-739-3880

International Dial-In Number: 1-412-317-5716

A webcast archive will be available on our website (www.BeamForAll.com) following the call.

About Beam Global

Beam Global is a sustainable technology innovator which develops and manufactures infrastructure products and technologies. We operate at the nexus of innovative and reliable energy, transportation and smart cities solutions with a focus on sustainable energy infrastructure, rapidly deployed and scalable EV charging solutions, safe energy storage, energy security and intelligent infrastructure. With operations in the U.S., Europe and the Middle East, Beam Global develops, patents, designs, engineers and manufactures unique and advanced innovative technology solutions that power transportation, provide secure sources of electricity, enable Smart City services, save time and money, and protect the environment. Beam Global is headquartered in San Diego, CA with facilities in Broadview, IL, Belgrade and Kraljevo, Serbia and Abu Dhabi, UAE. Beam Global is listed on Nasdaq under the symbol BEEM. For more information visit, BeamForAll.com, LinkedIn, YouTube, Instagram and X.

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global’s actual results to be materially different from these forward-looking statements. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

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Investor Relations
Luke Higgins
+1 858-261-7646
IR@BeamForAll.com

Media Contact
Lisa Potok
+1 858-327-9123
Press@BeamForAll.com

Beam Global

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31,	December 31,
	2026	2025
	(unaudited)
Assets
Current assets
Cash	$1,973	$969
Accounts receivable, net of allowance for credit losses of $2,762 and $939	4,701	8,236
Prepaid expenses and other current assets	2,072	2,070
Inventory, net	10,423	9,766
Total current assets	19,169	21,041

Property and equipment, net	12,312	13,093
Operating lease right of use assets	1,474	1,358
Intangible assets, net	6,884	7,127
Deposits	113	113
Total assets	$39,952	$42,732

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,245	$5,925
Accrued expenses	3,037	2,885
Sales tax payable	786	843
Deferred revenue, current	2,052	1,800
Note payable, current	69	68
Contingent consideration, current	104	104
Operating lease liabilities, current	711	484
Total current liabilities	13,004	12,109

Deferred revenue, noncurrent	633	690
Note payable, noncurrent	113	131
Other liabilities, noncurrent	2,755	2,939
Deferred tax liabilities, noncurrent	1,182	1,203
Operating lease liabilities, noncurrent	735	815
Total liabilities	18,422	17,887

Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 authorized, none outstanding as of March 31, 2026 and December 31, 2025	$-	$-
Common stock, $0.001 par value, 350,000,000 shares authorized, 21,136,983 and 19,124,163 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively.	22	19
Additional paid-in-capital	160,292	156,446
Accumulated deficit	(138,501)	(131,646)
Accumulated Other Comprehensive Income (AOCI)	(283)	26

Total stockholders' equity	21,530	24,845

Total liabilities and stockholders' equity	$39,952	$42,732

Beam Global
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited, In thousands except per share data)

	Three Months Ended
	March 31,
	2026	2025

Revenues	$3,128	$6,324

Cost of revenues	3,543	5,823

Gross profit	(415)	501
Gross margin %	-13.3%	7.9%

Operating expenses	6,296	5,265
Impairment of goodwill	-	10,780

Loss from operations	(6,711)	(15,544)

Other income (expense)
Interest income	5	23
Other (expense) income	(145)	4
Interest expense	(4)	(6)
Total Other income (expense)	(144)	21

Net Loss	$(6,855)	$(15,523)

Net foreign currency translation (expense) benefit	(309)	461

Total Comprehensive Loss	$(7,164)	$(15,062)

Net Loss per share - basic/diluted	$(0.33)	$(1.04)

Weighted average shares outstanding - basic/diluted	20,473	14,990

Beam Global
Reconciliation of Net Loss before Tax to Non-GAAP Net Loss before Tax
(Unaudited, In thousands)

	Three Months Ended
	March 31,
	2026	2025

GAAP Total Revenue	$3,128	$6,324

GAAP Total COGS	3,543	5,823
Adjusted to exclude the following:
Depreciation and Amortization	709	800
Non-GAAP Total COGS	$2,834	$5,023

Non-GAAP Gross Profit	$294	$1,301
Non-GAAP Gross Margin %	9.4%	20.6%

GAAP Total Operating Expenses	$6,296	$16,045

Adjusted to exclude the following:
Depreciation and Amortization	$119	$156
Non-cash Compensation	437	445
Allowance for Credit Losses	1,823	239
Warrant Amortization	80	80
Impairment of Goodwill	-	10,780
Non-GAAP Total Adjustments	$2,459	$11,700

Non-GAAP Total Operating Expenses	$3,837	$4,345

GAAP Other Expenses	$(144)	$21

GAAP Net Loss before Tax	$(6,855)	$(15,523)
Non-GAAP Total Adjustments	3,168	12,500
Non-GAAP Net Loss before Tax	$(3,687)	$(3,023)